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                                                                      Exhibit 21

                  SUBSIDIARIES OF CHESAPEAKE ENERGY CORPORATION

Corporations

Chesapeake Delta Corp.
Chesapeake Energy Louisiana Corporation
Chesapeake Energy Marketing, Inc.
Chesapeake EP Corporation
Chesapeake Operating, Inc.
Nomac Drilling Corporation

Limited Liability Companies

The Ames Company, L.L.C.
Carmen Acquisition, L.L.C.
Chesapeake Acquisition, L.L.C.
Chesapeake ENO Acquisition, L.L.C.
Chesapeake Focus, L.L.C.
Chesapeake KNAN Acquisition, L.L.C.
Chesapeake Mountain Front, L.L.C.
Chesapeake ORC, L.L.C.
Chesapeake Royalty, L.L.C.
Gothic Energy, L.L.C.
Gothic Production, L.L.C.
Sap Acquisition, L.L.C.

Partnerships

Chesapeake Exploration Limited Partnership
Chesapeake Louisiana, L.P.
Chesapeake Panhandle Limited Partnership
Chesapeake Sigma, L.P.
Chesapeake-Staghorn Acquisition L.P.